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                                                                 Exhibit 10.22.5

                                                                   July 18, 2003


Crystal Decisions, Inc.
895 Emerson Street
Palo Alto, CA  94301

Ladies and Gentlemen:

            Reference is made to (i) that certain Agreement and Plan of Merger dated as of July 18, 2003 by and among Business Objects S.A. ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub 3" and, collectively with Merger Sub 1 and Merger Sub 2, "Merger Subs"), Seagate Software (Cayman) Holdings, an exempted company incorporated in the Cayman Islands with limited liability (together with any successor by deregistration and domestication, "HoldCo") and Crystal Decisions, Inc. (the "Company") (the "Merger Agreement") pursuant to which, subject to the satisfaction or waiver of the conditions therein, (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger", (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger and (ii) that certain Reimbursement Agreement dated as of July 1, 2002 by and among New SAC, a Caymans Islands limited liability company ("New SAC") and each of the other entities identified therein (the "Reimbursement Agreement"). Capitalized terms used but not defined herein shall have the meaning set forth in the Reimbursement Agreement or, if not defined therein, in the Merger Agreement.

            To induce Parent and Merger Subs to enter into the Merger Agreement, New SAC has agreed to enter into this letter agreement providing for New SAC to indemnify the Company, HoldCo and their successors with respect to certain potential liabilities of the Company and HoldCo under the Reimbursement Agreement as further described herein. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, New SAC and the Company hereby agree as follows:

      1.    New SAC shall indemnify, defend and hold harmless each of the
Company and HoldCo (including any successors by merger or otherwise) and their respective affiliates (collectively, the "Indemnitees") from and against any losses, damages, liabilities, costs, expenses, fees, penalties, fines, judgments, settlements and claims of whatever kind and nature incurred by an Indemnitee in respect of HoldCo's or the Company's reimbursement obligations under Section 3 of the Reimbursement Agreement with respect to Claims made under
Section 6 of the Indemnification Agreement. All claims for indemnification pursuant to this Section 1 must be asserted on or prior to March 31, 2006, and New SAC shall have no indemnification obligations hereunder for any claims asserted after such date.
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Crystal Decisions, Inc.                                            July 18, 2003
                                      -2-


      2. Promptly after receipt by an Indemnitee of Reimbursement Request or any other notice of any action or other proceeding with respect to which an Indemnitee may be entitled to indemnification hereunder, such Indemnitee will notify New SAC in writing and provide New SAC with a copy of such Reimbursement Request or a description of the assertion of such claim or the commencement of such action or other proceeding, provided that the failure so to notify New SAC shall not relieve New SAC from any liability which it may have hereunder except to the extent that such failure has prejudiced New SAC. New SAC shall have the right, at its expense, to control the response to such Reimbursement Request and the resolution of any Dispute with respect thereto as well as any defense of any such other claim, action or other proceeding, and each Indemnitee shall cooperate with New SAC with respect thereto as reasonably requested by New SAC. Each Indemnitee shall agree to any settlement, compromise or discharge of any Dispute or any such other claim, action or other proceeding that New SAC recommends that by its terms obligates New SAC to pay the full amount of the liability with respect to such Dispute, claim, action or other proceeding and that releases such Indemnitee in full with respect to such Dispute, claim, action or other proceeding.

      3. This letter agreement shall become effective upon the consummation of the HoldCo Merger as contemplated by the Merger Agreement and prior to such time shall have no force or effect. If, the Merger Agreement is terminated prior to the Closing Date, this letter agreement shall terminate without any further action of the parties hereto and no party shall have any liability to any other with respect to the provisions contained herein.

      4. The provisions hereof shall inure to the benefit of HoldCo and its successors, and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This letter agreement will be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In addition, each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of any federal or state court located in the state of California in the event any dispute arises out of this letter agreement or any of the other transactions contemplated by this letter agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this letter agreement or any of the other transactions contemplated by this letter agreement in any court other than a state or federal court sitting in the State of California.

      5. EACH OF NEW SAC AND THE COMPANY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS LETTER AGREEMENT.

      6. This letter agreement constitutes the entire agreement between New SAC and the Company with respect to the matters herein and supersedes all prior agreements and understandings between them with respect thereto.

      7. Notwithstanding anything to the contrary contained in this letter agreement, New SAC shall not be liable for any indirect, consequential or punitive damages related to or arising in connection with any indemnification in this letter agreement.
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Crystal Decisions, Inc.                                            July 18, 2003
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            Please acknowledge your agreement to and acceptance of the terms of this letter agreement by signing in the space provided below. This letter agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

                                        Sincerely yours,


                                        NEW SAC

                                        By:    /s/ William L. Hudson
                                           -------------------------------------
                                           Name: William L. Hudson
                                           Title:

Acknowledged and agreed:

CRYSTAL DECISIONS, INC.


By:  /s/ Jonathan J. Judge
   --------------------------------------------
   Name: Jonathan J. Judge
   Title: President and Chief Executive Officer